EX-99.(p)(41)

2 Code of Ethics

Policy

ADGCM, in accordance with the requirements of Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940 (“Company Act”), has approved and adopted this Code of Ethics (the “Code”). This Code sets forth the general fiduciary principles and standards of business conduct to which all of ADGCM’s Covered Persons (defined below) are subject. This Code further sets forth policies and procedures that are reasonably designed to prevent Relevant Persons (defined below) from engaging in conduct prohibited by the Advisers Act and Company Act and establishes reporting requirements for these Relevant Persons. This Code and the Personal Account Dealing Policy together comprise the firm’s Code of Ethics as required under Rule 17j-1 of the Company Act.

For purposes of Rule 204A-1(e)(1) of the Advisers Act and Rule 17j-1(a)(1) of the Company Act, Access Persons are considered Relevant Persons. Access Persons is defined as all directors, officers, general partners, partners of the Firm and Advisory Persons of the Firm’s Advisers, and all Supervised Persons who (1) are involved in making securities recommendations to Clients; or (b) have access to non-public information regarding any client’s purchase or sale of securities, or recommendation to purchase or sell such securities; or information regarding the portfolio holdings of any fund the Firm or its control affiliate manages.

It is the policy of ADGCM to act in the best interest of its clients and on the principles of full disclosure, good faith and fair dealing. ADGCM recognizes that it has a fiduciary duty to its clients. Acting as a fiduciary requires that ADGCM, consistent with its other statutory and regulatory obligations, act solely in the clients’ best interests when providing investment advice and engaging in other activities on behalf of clients. ADGCM and its staff must seek to avoid situations which may result in potential or actual conflicts of interest with these duties. To this end, the following principles apply:

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All staff must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations;

•	ADGCM must have a reasonable basis for the investment advice and decisions it makes for its clients;

•	ADGCM must ensure that its investment decisions are consistent with client’s investment objectives, policies and any disclosures made to clients;

•	All staff must refrain from entering into transactions, including personal securities transactions, that are inconsistent with the interests of clients;

•	Staff should not take inappropriate advantage of their positions and may not, directly or indirectly, use client opportunities for personal gain; and

•	Staff must be loyal to the clients and place the interests of the clients above their own.

In accordance with this policy, ADGCM Access Persons may not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any RIC Client:

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1.	employ any device, scheme, or artifice to defraud the RIC Client;

2.

make any untrue statement of a material fact to the RIC Client or omit to state a material fact necessary in order to make the statements made to the RIC Client, in light of the circumstances under which they are made, not misleading;

3.	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the RIC Client; or

4.	engage in any manipulative practice with respect to the RIC Client.

ADGCM treats violations of this Code very seriously. If you violate this Code, ADGCM may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. You can also violate this Code, however, by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Compliance Officer. Do not guess at the answer.

Procedures

Who is Covered by the Code

This Code applies to all employees, officers and partners of ADGCM or other persons as determined by ADGCM’s Compliance Officer (“Covered Person(s)”). It is the responsibility of each Covered Person to immediately report to ADGCM’s Compliance Officer, any known or suspected violations of this Code, the Compliance Manual, the Compliance Policies and Procedures manual and the policies and procedures contained therein, or of any other activity of any staff or consultant that could constitute a violation of law. If you are aware of any activity in this regard, you should contact the Compliance Officer immediately. Failure to report a potential violation could result in disciplinary action against the non-reporting staff member. ADGCM will ensure that staff are not subject to retaliation in their employment as a result of reporting a known or suspected violation.

Things You Need to Know to Use this Code

There are three reporting forms that Relevant Persons have to fill out under this Code; the initial and annual holdings reports and quarterly transactions reports. Copies of these forms are attached to this Code (please refer to Appendix 2 and Appendix 3).

All Relevant Persons must complete the acknowledgement of having received, read and understood this Code contained within the Initial and Annual Holdings Report and renew that acknowledgment on a yearly basis.

The Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, (i) it is expected that waivers will be granted only in rare instances and, (ii) some provisions of the Code are prescribed by SEC rules and cannot be waived. These provisions include, but are not limited to, the requirements that Relevant Persons file reports and obtain pre-approval of investments in IPOs and Limited Offerings.

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The Compliance Officer will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to you.

ADGCM’s annual Code of Ethics questionnaire includes plain-English questions that are intended to determine whether any Employee could be considered a “bad actor.”

The Compliance Officer will also ensure all Relevant Persons complete an Annual Compliance Questionnaire which covers questions on the Code of Ethics (please refer to Appendix 14).

Recordkeeping

ADGCM will maintain the following records in accordance with Rule 17j-1 of the Company Act:

1.

A copy of the current Code (for purposes of this section, “Code” shall include both the Code of Ethics and Personal Account Dealing Policies) and each Code that was in effect at any time within the past five years must be maintained in an easily accessible place.

2.

A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

3.

A copy of each report made by a Relevant Person pursuant to the Code must be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place.

4.	A record of all Relevant Persons, currently or within the past five years, must be maintained in an easily accessible place.

5.	A copy of each report required by this Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

6.

A record of any decision and the rationale supporting the decision, to approve the acquisition by Relevant Persons of an IPO or other limited offering for at least five years after the end of the fiscal year in which the approval is granted.

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